                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                                    FORM 8-K

                            Current Report Pursuant
                         to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

                       Date of Report - February 16, 1999


                                 AmeriKing, Inc.
            (Exact name of registrant as specified in its charter)


                                    Delaware
                          (State or other jurisdiction
                       of incorporation or organization)

                       2215 Enterprise Drive, Suite 1502
                             Westchester, Illinois
                    (Address of principal executive offices)

                                   36-3970707
                                (I.R.S. employer
                              identification no.)

                                     60154
                                   (Zip code)


        Registrant's telephone number, including area code 708-947-2150

                                 Not Applicable
         (Former Name or Former Address, if Changed Since Last Report)
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Item 1. Changes in Control of Registrant

     Not applicable

Item 2. Acquisition or Disposition of Assets

     On February 16, 1999, Ameriking, Inc. (the "Company") successfully completed the acquisition of 30 restaurants in Wisconsin and the Upper Peninsula of Michigan from Silver Bullet Management Corporation for an aggregate purchase price of approximately $24.3 million including transaction fees and acquisition related expenditures. The acquisition was accounted for under the purchase method of accounting and funding was provided under the Company's $45.0 million Acquisition Credit Agreement (the "Credit Agreement"). The Credit Agreement was entered into on December 24, 1998 with BankBoston and other lenders and matures on June 30, 2002.

     The acquisition was the twenty-first acquisition since the Company's incorporation in September, 1994. As a result of the acquisition, the Company currently operates 332 Burger King restaurants in Illinois, North Carolina, Wisconsin, Ohio, Virginia, Indiana, Tennessee, Colorado, Kentucky, Texas, Michigan and Georgia.

     For the year ended December 31, 1998, the combined revenues of the 30 stores purchased totaled $30.5 million.

Item 3. Bankruptcy or Receivership

     Not applicable

Item 4. Change in Registrant's Certifying Accountant

     Not applicable

Item 5. Other Events

     Not applicable

Item 6. Resignations of Registrant's Directors

     Not applicable

Item 7. Financial Statements and Exhibits

     Not applicable


Item 8. Change in Fiscal Year

     Not applicable
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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westchester, State of Illinois.


                                        Ameriking, Inc.


     March 3, 1999                      Lawrence E. Jaro
     --------------------               -------------------------------
     Date                               Lawrence E. Jaro
                                        Managing Owner, Chairman and
                                        Chief Executive Office



     March 3, 1999                      Joel Asaeby
     --------------------               -------------------------------
     Date                               Joel Asaeby
                                        Chief Financial Officer and Corporate
                                        Secretary (Principal Financial and
                                        Accounting Officer)